===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

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[X]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                            POGO PRODUCING COMPANY
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Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Private Securities Litigation Reform Act Safe Harbor Statement

Except for the historical and present factual information contained herein, the matters set in this presentation, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in Pogo's reports filed with the SEC. Pogo and North Central disclaim any responsibility to update these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the transaction can be found in the company's Current Reports on Form 8-K filed on November 20, 2000 and November 21, 2000.


Additional Information

Investors and security holders of Pogo Producing Company are urged to read the proxy statement regarding the business combination transactions referred to in this conference call, when it becomes available, because it will contain important information. The proxy statement will be filed with the SEC by Pogo Producing Company. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Pogo Producing Company with the SEC at the SEC's website at www.sec.gov. The proxy
                                                       -----------
statement and these other documents may also be obtained free of charge by directing a request to Pogo Producing Company, 5 Greenway Plaza, Suite 2700, Houston, TX 77046, Attn: Investor Relations, or by telephone at (713) 297-5000 or by fax at (713) 297-5100.

In addition, the identity of the individuals who, under SEC rules, may be considered "participants in the solicitation" of Pogo Producing Company stockholders, in connection with the proposed merger, and information concerning their interests, is available in an SEC filing under Schedule 14A made by Pogo Producing Company on November 20, 2000.

A rebroadcast of the teleconference call that the following transcript originates from can be found at www.pogoproducing.com and www.streetfusion.com.
                                ---------------------     --------------------
The rebroadcast will be available on both of these websites through December 20, 2000. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or
                                         ------------
www.microsoft.com/windows/mediaplayer.
-------------------------------------


                      J. FRANK WILKINSON BRIMMER KATCHER
                              POGO PRODUCING CO.
                                Conference Call
                               November 20, 2000
                                 9:45 a.m. EST


CHAIRPERSON:  Paul Van Wagenen

OP = Operator               PV = Paul Van Wagenen             JU = James Ulm II
SB = Stuart Burbach         SP = Unidentified Speaker


OP: Ladies and gentlemen, thank you for standing by. Good morning everyone, and welcome to the Pogo Producing Company Teleconference. With us today we have Paul
G. Van Wagenen, Chairman, President and Chief Executive Officer of Pogo Producing Company, and James P. Ulm II, Vice-President and Chief Financial Officer of Pogo Producing Company.

  After the opening remarks, there will be a question and answer period. At that time, if you have a question, you will need to press the "1" followed by the "4" on your push-button phone. This call is being recorded. Your participation implies consent to our recording this call. If you do not agree with these terms, simply drop off the line.

  Now I would like to turn the conference over to Mr. Van Wagenen. Please go ahead, sir.

PAUL VAN WAGENEN

  Thank you Ryan, and good morning ladies and gentlemen. I'm Paul Van Wagenen, Chairman and Chief Executive Officer of Pogo Producing Company. Thank you for joining us this morning to hear the details regarding our acquisition of North Central Oil Corporation.

  With me this morning is Jim Ulm, our Chief Financial Officer at Pogo, and also present are Mr. Stuart Burbach, Pogo's Chief Exploration Officer, and John McCoy, Pogo's Chief Administrative Officer.

  Before we begin, I want to remind you that this conference call may contain statements that might be considered forward-looking, our forward-looking statement policy is at the bottom of today's press release and will be updated from time to time in our SEC filings.

  Pogo Producing Co. has grown and prospered for more than three decades in the exploration and production business. Pogo can boast of eight consecutive years of hydrocarbon reserves growth coinciding with increasing production volumes, strong, yet consistently improving
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                                                                          Page 2



Pogo Producing Co. - November 20/00


balance sheet ratios and outstanding balance: of crude oil with natural gas, of exploration prospects with exploitation and development projects and domestic with international opportunities, including Thailand, the North Sea and Hungary.

  Today, Pogo is announcing the acquisition of NORIC Corporation, parent company of North Central Oil Corporation, for approximately $630 million in cash and Pogo Producing Co. common stock. Pogo will also assume approximately $120 million of North Central's net debt.

  North Central's independent engineers have identified, as of mid-year 2000, about 532 billion cubic feet equivalent of proven hydrocarbon reserves. But one of the more attractive features of that reserves base is that 88% of those reserves and 83% of North Central's year 2000 production is comprised of the most highly-prized energy commodity of all in today's marketplace, North American natural gas. Even more unique about North Central's asset base is that just seven fields in just two general geographic areas of the United States comprise some 91% of North Central's reserves and 87% of North Central's production.

  That sort of laser focus has allowed North Central to compile an enviable operational record, including 17 consecutive years of reserves replacement; low three-year average finding costs of $0.67 per thousand cubic feet equivalent; low three-year average lease operating expenses of $0.64 per Mcfe; and low debt to discretionary cash flow of about 1.2 times. A relatively high reserve life of over 12 years is another attractive feature of the North Central property base.

  Other factors contributing to North Central's operating efficiency are that North Central operates 65% of its production and has a high working interest ownership in its producing fields with ownership in three of the seven major north central fields at or above 98%. Only 19% of North Central's reserves are undeveloped.

  North Central, a Delaware corporation and its corporate parent, NORIC Corporation, incorporated in New York, are privately held with a long and proud record of accomplishment in the oil patch. North Central was incorporated in 1955 to hold and build the assets of the historic North Central Texas Oil Company Inc. which was founded in 1919 to acquire royalties and mineral interests in the United States. The company has been successfully and conservatively run throughout its history, resulting in an extremely entity being acquired by Pogo today. It is anticipated that the assets Pogo is acquiring will be accompanied by several highly trained and experienced North Central scientists, technicians and professionals. It is, however, Pogo's
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Pogo Producing Co. - November 20/00

expectation and goal that the merger will allow general and administrative efficiencies of approximately 40%.

  This merger is expected to be completed in the first quarter of 2001. At that time, neither Pogo nor North Central has any portion of its production hedged. Pogo anticipates locking in the benefits of this largely domestic natural gas acquisition by hedging at currently available prices a significant portion of the currently projected North Central natural gas production volumes, at least through the year 2002.

  There are, of course, many other reasons to be optimistic about the North Central property base beyond their proven natural gas reserves, not the least of which is the smaller but significant proven crude oil reserves, estimated by the independent engineers for North Central to be above 10 million barrels, which North Central currently produces at the rate of approximately 3,400 net barrels per day.

  More exciting yet is the exploratory and development upside potential of North Central, including unrisked, probable and possible reserves, potential of more than 300 billion cubic feet equivalent, as estimated by those same independent engineers employed by North Central, plus more than an estimated 500 Bcfe of what are referred to as exploratory reserves. There are literally hundreds of new drilling locations appearing to exist at this particular time on North Central's leases. Many of those feature drilling opportunities that are indicated by some 1,000 square miles of 3-dimensional seismic data covering North Central's core areas.

  What you find when you review a post-merger Pogo Producing Co. is a very vibrant, independent company with an unusually strong and diverse property mix. Based upon year end 1999 reserves estimates for Pogo and mid-year 2000 reserves calculations for North Central, the post-merger Pogo will have five core areas with 14% of its reserves in the Rocky Mountains, 16% in the Permian Basin, 17% offshore in the Gulf of Mexico, 26% in the Gulf Coast onshore areas of Texas and Louisiana, and 27% in the Gulf of Thailand. That is what they call balance.

  Based upon the same reserves calculations, the post-merger Pogo will find 61% of its reserves to be natural gas and 39% crude oil.

  The acquisition will be accounted for on a purchase accounting basis and is expected to be immediately accretive as to earnings, cash flow reserves and production per share.
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Pogo Producing Co. - November 20/00


  Let me take one moment to speak directly to the shareholders of Pogo and to the analysts and students of this company. You already know, if you've followed us for a number of years, that we are not a company that makes an acquisition every few months. We've looked for a very long time to find an acquisition such as this one. Over the last several years, we have reviewed countless acquisition opportunities and we've not seen one this good before.

  North Central fits Pogo perfectly. It will make Pogo bigger and stronger. Better yet, this should be truly a win/win situation. The owners of North Central are able to establish liquidity in the marketplace after decades of private energy company ownership and they will do so by acquiring a significant investment in a company that they can trust, a company that we at Pogo believe they will come to fully appreciate over the next few years as they have a significant stake in Pogo.

  We welcome our new shareholders and we will make you proud. And we welcome all others who feel energized by the opportunity to participate in this fine company. This is a big step for us. We do not - and will not - take it lightly. We are excited about it, not just because it's a big acquisition, although it is, but because it is such a good one. We will work hard to make all of our shareholders enjoy the success that we envision.

  Now we're ready to entertain some questions.

QUESTIONS AND ANSWERS

OP: Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the "1" followed by the "4" on your push-button phone. You will hear a three-tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the "1" followed by the "3". If you are on a speaker-phone, please pick up your handset before entering your request. One moment, please, for your first question.

  Your first question is from Donald Textor, of Goldman Sachs. Please proceed with your question.

DT:  Yeah, morning, Paul.

PV:  Good morning, Don.
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                                                                          Page 5

Pogo Producing Co. - November 20/00


DT: Paul, I think you mentioned North Central's liquids production, or crude production, around 3,400 barrels a day, is that right?

PV:  That's correct.

DT:  Okay. Do you have _______ ______ natural gas production number, too?

PV: Yes, it's about 98 million cubic feet equivalent per day of natural gas in the year 2000.

DT:  All right. So those are also current numbers, 3,400 and 98... per day?

PV:  Right.

DT: And could you give us any guidance as to how you see North Central's production sort of out in '01 and '02? Can you... you can hold it flat, is it going to decline, is it going to increase?

PV: That's a good question and I think I have an answer for you there. I think this is a story of a growing company buying another growing company. The analyst estimates for North Central's productions and our estimates internally show about a 15% growth rate for the year 2001, Don, year over year, relative to 2000. And when you meld that with what the analysts are apparently - including Merrill Lynch who were our advisors on this particular offering deal - are suspecting will be a 5% year over year growth, that gives a combined entity growth of about 10% next year

        And we have - and I'll add this as a parenthetical - said quite frequently to the marketplace in recent weeks that we expect quite a nice incremental year over year production increase in the year 2002 at Pogo, relative to the 2001 production levels because of the setting and drilling up of at least a half a dozen platforms in the Gulf of Thailand and some of the drilling that we're doing in the Gulf of Mexico.

DT: Right. Paul, if I can... let me just... understand exact... you said that you thought North Central production numbers in '01 were going to be up 15% versus 2000?

PV:  Right.

DT: Okay. And then you said you thought Pogo's production was... or Merrill Lynch thought Pogo's production was going to be up 5% in '01 versus 2000. Where do they get the 5% from?

PV:  Those are estimates that we don't disagree with.

Pogo Producing Co. - November 20/00

DT: Hmm hmm. And so you think the combined entity would have production growth of 10% in '01?

PV:  That's what it looks like, Don, yes.

DT:  Okay, good. Thanks, Paul. I appreciate it.

PV:  Thank you, Don.

OP: Your next question is from John Herrlin, of Merrill Lynch. Please proceed with your question.

JH: Yeah, hi, Paul. You mentioned with the reserves that you have a fair number of PUDs. What's the approximate price to convert them? How much development costs are there associated with the PUDs?

JU: John, this is Jim. Right now, in thinking about the capital budget, we'll be putting detailed budgets together for '01. My sense is that the PUD number will be somewhere in the 35 to 40 million range for next year.

JH: Okay, and are you prepared at all, Jim, to talk about your 2001 capex budget at this point?

PV: I think we are. This is Paul again. We see a combined calendar year 2001 capital budget estimate - and I will have to caveat this by saying we have not yet been, nor would we ever at this time of year, have had an opportunity to get with our Board of Directors and set it in concrete - but we see a combined company capital budget for next year in the range of $350 million. $350 million in context looks to us to be quite a responsible capital budget for the company because, on a combined basis, we're estimating discretionary cash flow in 2001 based on our models of about $405 million.

        So we will have about $50 million or so of additional free cash flow to address paying down debt levels that will exist at the company, although those debt levels are certainly reasonable at the present time.

JH:  Thanks very much, Paul and Jim.

PV:  Thank you, John.

OP: Your next question is from Christy Parsons, of Merrill Lynch. Please proceed with your question.

CP: Good morning. Could you spend just a minute on the assumed bank debt, whether that's something you have to refinance or whether you can keep it and what the average cost is?
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                                                                          Page 7

Pogo Producing Co. - November 20/00


PV: Yes. We will assume refinancing of the bank debt and we have, Christy, an underwriting commitment from our agent bank at the present time to do that. Post-closing on this transaction, we anticipate that the bank credit agreement revolver will allow us in excess of $100 million of dry powder, given the cash component of this acquisition price. And, of course, as time goes by, with additional discretionary cash flow over and above our capital and exploration budgets, that number, of course, will grow.

JU: Christy, keep in mind, also, please, that by closing in the first quarter, we estimate that we'll have close to $100 million of cash on hand. So the cash portion of the deal will be financed with cash on hand and availability under the new revolver.

CP:  Okay, thank you.

PV:  Thank you, Christy.

OP: Your next question is from John Myers, of Dain Rauscher. Please proceed with your question.

JM: Yeah, good morning. Can you guys go over maybe some of the costs you see? [I'm] assuming you quoted lease operating costs. I assume that was without severance and (ad valorum?) taxes and maybe average price realizations you expect on these properties, and where do you see G&A expense, going forward?

JU: Hi, John. This is Jim. Let me address, kind of, your points as they go along. The $0.64 three-year average number is inclusive of severance, ad valorum costs. For 2000, our estimate there is about $0.55 and we think that's a pretty reasonable number going forward. 1999 was in the $0.55 range, as well.

        This company is very efficient in their operations. Their G&A on a per unit basis is about $0.12. That's their three-year average as well. And please bear in mind, Paul mentioned the merger efficiency of 40% earlier in the call.

        Regarding DD&A, you're aware that Pogo's numbers are somewhere in the $1.00 to $1.05 range standalone. North Central's numbers, again, low cost, are about $0.70 _______ and we would assume, on a pro forma basis, we would be in the $1.25 to $1.30 range.

        Regarding the price decks, we have assumed, given that this is right around the Henry Hub area, these guys will realize, Henry Hub, less, maybe a nickel to a dime over the

Pogo Producing Co. - November 20/00


     projection period. Their crude oil, we've assumed that'll be somewhere, differentially adjusted, maybe $0.50 to $0.75.

JM: Thanks a lot. One last question, too, on the hedges, is that something we're waiting for to close or do you guys have a swaption [sic] out there right now that would go ahead and lock in those prices if you decide to execute it?

PV: No, but, we don't, John, have anything right now hedged for 2001 or beyond in either company. We would anticipate doing that very soon because, obviously, the prices are at historic levels right now. I'm obviously going to be sensitive to the notion of accounting principles, but we'll be driven largely by economic rates of return on the types of hedges that we employ, probably leaning toward purchasing floors which would allow us to retain the upside potential of any price escalation while guarding against the downside, but we'll surely compare that to collars and to fixed forward sales of specific volumes.

JM:  Thanks a lot. Congratulations, guys.

PV:  Thank you, John.

OP: Your next question is from Jeff Robertson, of Lehman Bros. Please proceed with your question.

JR:  Good morning, Paul.

PV:  Hi, Jeff.

JR: Can you provide a little more detail on the capital budget in terms of the split between [the] US and Thailand for next year, and, also, as you go forward, how much are you going to be devoting toward exploration on the combined asset base versus development projects?

PV: Thank you. I surely can. Although the budgets are not in concrete yet, our anticipated budget, based on our meetings with our very fine partners in Thailand - and I'm talking principally about Chevron - indicate a capital budget need for 2001 of about $75 million. As you know, we've had a little higher expenditures this last year in Thailand because we were setting in place quite a bit of infrastructure, of pipelines, platforms and the like. Now the incremental costs are lower and the results are higher and that's always a very happy moment in a big international project. When you combine the two companies together and the $350 million that I mentioned a moment or two ago of capital and exploration expenses that we would anticipate for next year, I think our initial read on it is that we will be

Pogo Producing Co. - November 20/00


     dividing those dollars about two-thirds development, one-third exploration. It's a little higher than normal in both entities but we have quite an inventory of good quality exploration projects to pursue, both in the domestic waters of the Gulf of Mexico and Thailand and in Europe. As you know, we have a foothold in Hungary and we're going to explore that with a good bit of vigor in the next year.

JR: Paul, are you willing to talk much about what 2002 production in Thailand might be, with the Maliwan scheduled to come on and(?) [in?] the platforms you're planning to install over there next year?

PV: We haven't made any public projections about that, but I will have to say that, Jeff, that it's going to be a year over year noticeable increase, over 2001, because we have at least one platform that will be set and on production by late in the year 2001 at Maliwan and we have five additional platforms - likely all five of which will be located in the Benchamas Field -so each one of those tripods are able to be drilled out with nine to twelve wells and you're going to see quite a bit of additional production when they come on stream.

        The timeframe for that, by the way, as I think you know, is... it takes about ten to twelve months to fabricate those platforms in the yard and about six months to drill them out. So we're looking at about the early part of the second quarter of 2002 for quite a noticeable increase in production levels company-wide.

JR: Okay. And shifting back in the US, Paul, I guess a lot of the drilling and development activity is going to concentrate on not only your assets in the Gulf but also the new assets on the Gulf coast... onshore South Texas and South Louisiana?

PV: Yeah, it's a really exciting opportunity. The North Central people have accumulated a wonderful asset base in the onshore areas of the Gulf coast, Texas and Louisiana. There are hundreds of wells identified to be drilled. I think just in the Los Mogotes Field alone, down in Webb and Zapata County, we see over a hundred well sites that need drilling in the next few years.

        Meanwhile, in the Gulf of Mexico, we are in the midst of the most active single exploration quarter in the last decade in my experience, with a shot at four or five different exploration wells that have unrisked reserve potential of 150 Bcf, more or less. So we're going to see quite a bit of... with success in that exploration drilling. This quarter, we're

Pogo Producing Co. - November 20/00


     going to see quite a bit of anxious delineation and development to get on stream late next year with each of those Gulf of Mexico wells.

        So we're very much looking forward to the opportunity that with both sides of this merger come next year.

JR: Okay. And lastly, Paul, as you look at the combined companies' asset base, are there any significant properties that you would look to divest as the market...?

PV: At this time, we have no plans to divest of anything. We haven't mentioned, of course, the big Rocky Mountain play that we get with this acquisition of North Central. But the Madden Field in Wyoming is a super one with truly many, many scores, if not hundreds of well locations to the future and we're looking forward to doing that, too. And we can't see, at this precise moment, any significant divestiture of reserves on the horizon.

JR:  Okay, thank you.

PV:  Thank you.

OP: Your next question is from John Selser, of RBC Dominion Securities. Please proceed with your question.

JS:  Yeah, good morning.

PV:  Morning, John.

JS: Paul, you mentioned that you looked at numerous opportunities of other acquisitions. Were they also the North American natural gas type? And, now that you've made this acquisition and it has strengthened your natural gas position and your North American position, going forward, do you feel comfortable now with the mix, or where would you focus going forward?

PV: Thank you, John. I think, in large part, you have to conclude that every single acquisition opportunity that you pursue is different and everybody has a slightly different profile. This one was just a more attractive profile than any we'd seen; in addition to having North American natural gas, which is the principal reason that we were excited about this, this was generally a very focused and clean company, with just a few fields, all of which have upside potential in our opinion.

        So yes, we've looked at other things, and we will continue to look at other things, and I will have to say that acquisitions will always be on our mind but it is a very rare thing

Pogo Producing Co. - November 20/00


     when you find one quite so attractive as this one is, as a mix, to Pogo, with quite such a nice overlay of properties sitting on top of our very own areas of expertise and interest.

        So we'll continue to look at them but I'm positive that it is a rare thing when you find such a good acquisition opportunity.

JS:  Okay, thank you.

PV:  Thank you John.

OP: Your next question is from Kelly Krenger, of Bank of America Securities. Please proceed with your question.

KC: Good morning. I was wondering if you could tell us who the independent or third party independent reserve engineer was for North Central's assets?

PV: Yes, Kelly. North Central's reserves were audited by Miller and Lenz, out of Houston, Texas.

KC: Okay. And then, also, I just was flipping through the 8K you just filed, and it showed North Central's reserves at the end of each... of the last few years and then at the end of... I guess, at the end of June, and it looked like they increased a hundred B's or so, kind of from the beginning of the year 'til the end of June. Can you just give us some color on kind of the... what caused the... or what was the cause for the increase?

PV:  Stuart?

SB: Yes, Kelly. There were two areas that had seen significant amount of drilling. One is in South Texas, the Los Mogotes Field. They've added several wells and increased the reserves and the rate there. They've also done three shallow wells in Madden and have got one deep well in Madden that came on stream just recently. So, the largest area in those two areas... they've also been aggressive in Main Pass 10 and in South Pass 24, with exploratory and development wells. So they've seen growth in some of their top major fields and the 100 Bcf is a number that they are quoting.

KC: Okay. And then I think you said that there were - what? - 19% of the reserves are PUDs, is that right?

PV:  That's correct.

KC: And then is there... do you have a breakout... if there are any... or significant, or if any proved ______ not producing reserves?

Pogo Producing Co. - November 20/00


PV:  They're not significant in number.

KC: Okay. And then, lastly, [you] talked a little bit about just... the hedging... or that you'd probably look to put some floors in place on... __________ amount of the production. Are you... do you have a... can you give us a sense for how much you're looking to potentially hedge and for how long?

PV: Yes. We're potentially going to hedge the lion's share and I don't have an exact number. It will depend on the availability of the hedges at the right price when we strike that deal. But we would potentially be interested in doing the lion's share of the volumes that are attributable to the estimated North Central natural gas production, at least through 2001 and 2002. We will look at 2003 as well, and we don't have a firm fix on whether or not we'll be able to come to a price that is satisfactory with regard to 2003.

KC: Okay. And then, lastly, did you... have you chatted with the rating agencies?

PV: Yes, we have. We've had preliminary chats with both Standard & Poors and Moody's and they have favorably responded to and(?) [in?] the initial chat that we've had. We intend to be back in touch with both agencies within the next few weeks and we will be getting a ratings review very soon and we expect some good news in this regard.

KC:  Okay. Thank you.

PV:  We have time, I'm told, for one additional final question.

OP: Thank you, sir. Your final question is from Alessandra Zortea, of Goldman Sachs. Please proceed with your question.

AS: Thank you. Good morning. Hey, Paul or Jim, can you just address a little more sort of qualitatively the production growth for next year? You said 5% for Pogo. Can you tell us what you're assuming for Thai rates... Thailand rates next year, and whether... I thought I remember that maybe one or two of these exploration wells that you're drilling in the Gulf, if successful, probably could contribute some production in 2001. And then, secondly, about the North Central properties, 15%, is that development work or is there any exploration, or can you just give us some color there?

PV: Yes, I can. And I hope to remember each of the thoughts I have here, Alessandra. The... we expect, and when I say the 5% production growth, year over year, I'm really quoting a Merrill Lynch number and I don't quibble with that a bit. We're always a conservative

Pogo Producing Co. - November 20/00


     company, and we think that's a very reasonable production increase for the Pogo standalone estimates for next year, relative to 2000 production. It could be higher than that, of course. We would expect internally to see growth both domestic and international.

        I will tell you, the offshore Gulf of Mexico blocks are very fast to get on stream as they become successful in our exploration program in the fourth quarter. By very fast, I'm talking about Gulf of Mexico standards, which means that we're looking at about eight or nine months to set the platform, tie them in and get them on stream. So, we're looking late third quarter before we see any production increases in the domestic sphere related directly to the production from the Gulf of Mexico fields that we're exploring right now.

        We expect a good bit of production increase in 2002 in Thailand. 2001, we'll see some production increases that will offset the declines because of the dozen wells that we have delineating and developing the C&D platforms in the Tantawan Field. We also will see, at the end of the year, in the fourth quarter of the year, the first platform will come on stream in Maliwan under the terms of the production license agreement, but it will not be a huge incremental production in Thailand year over year, but we will see a very noticeable increase in the year 2002.

AS:  And the North Central properties?

PV: Yeah, North Central has a good bit of exploration potential, particularly in the Madden Deep area. There's some drilling going on right now that could be quite significant if successful. There are some exploration projects available in the Gulf Coast and South Texas area as well and, as I say, that could result in considerable upside potential for production increases over the next few years.

AS: So the 15%, does that include any major exploration success in there, for next year?

JU?: No, it does not, Alessandra.

AS:  Okay.

JU?: And the good news, obviously, with the onshore, is that it's a much shorter lead time than we see in the Gulf of Mexico. They've had good drilling success in the second half of the year already and that will help feed the production growth next year.

AS:  Do you know... do you remember, of the 530 Bcfe, how much is the Madden
     Field?

PV:  Yes, it's about 190.

Pogo Producing Co. - November 20/00


AS:  Okay.

PV: I think I should conclude by saying that... I have not been asked, but specifically, an important part of this particular acquisition is the accretive nature to earnings and cash flow per share. Our internal models show, in the very first year, earnings accretion of 3% to 7.5% growing to [the] 15% to 20% range in the second year and above 30% in the third year, and cash flow commences above 20% accretion immediately and grows in the second and third year as well. It's also accretive from a production and reserve standpoint. It's the kind of acquisition that a company would always be glad to have.

        Thank you very much for tuning in to this conference.

OP: Ladies and gentlemen, that does conclude your conference call for today. We thank you for participating, and ask that you please disconnect your lines.

[End of Recording]

[Beginning of additional information that may be deemed solicitation material and a supplement to information filed by the Company on Schedule 14A on November 20, 2000.]

                                                                              23

Combination Benefits
-------------------------------------------------------------------------------
Strong Balance Sheet

                        Summary Pro Forma Balance Sheet
                            as of December 31, 2000

                                     Pogo
                                  Stand Alone     North Central     Pro Forma
                                  -----------     -------------     ---------
Cash                                $ 90.0            $ 15.0         $    5.0
                                    ------            ------         --------
Debt:

Bank Facility                          0.0             135.0            370.0

Sr. Subordinated                     365.0               0.0            365.0
                                    ------            ------         --------
Total Debt                           365.0             135.0            735.0
                                    ------            ------         --------
Convertible Preferred                150.0                              150.0

Shareholders' Equity                 347.7                              662.7
                                    ------                           --------
Total Book Capitalization           $862.7                           $1,547.7
                                    ======                           ========
Net Debt/Book Capitalization(1)        55%                                57%(2)
                                    ------                           --------


(1) Convertible preferred treated as debt.
(2) Assuming convertible preferred treated as equity. The ratio would be 47%.


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